Exhibit 99.1

Ribbon Completes $55 Million Preferred Stock

Private Placement Financing

March 30, 2023

Plano, TX – Ribbon Communications Inc. (“Ribbon”) (Nasdaq: RBBN), a global provider of real time communications technology and IP optical networking solutions to many of the world’s largest service providers, enterprises, and critical infrastructure operators to modernize and protect their networks, today announced that it has completed the previously announced private placement financing of Series A preferred stock and warrants to purchase shares of common stock. The private placement resulted in gross proceeds of approximately $53.4 million, with participation from Ribbon’s three largest stockholders - Neuberger Berman client funds, JPMorgan Chase & Co., and Swarth Investments Ltd. Ribbon used the net proceeds, together with cash on hand and funds received from the sale of its fixed rate interest rate swap, to prepay $75 million of the principal amount outstanding on the Term Loan A under Ribbon’s senior secured credit agreement.

“We are pleased with the continued interest and support we received from both existing and new stockholders, as well as the banks included in our credit facility,” said Ribbon Communications CFO Mick Lopez. “We believe the structure of the preferred stock, coupled with the previously announced amendment to the credit facility, complements our existing senior secured credit facility in a stockholder friendly way, while preserving balance sheet flexibility going forward. With the outlook for future interest rate increases diminishing, we believe the value of our fixed rate swap has likely peaked, making this an ideal time to capture this value and effectively reduce our total outstanding debt by approximately $20 million”, continued Mr. Lopez.

Ribbon issued 55,000 shares of Series A preferred stock, along with warrants to purchase approximately 4.86 million shares of common stock, in the private placement. Each share of Series A preferred stock was sold at a price of $970 per share. The warrants are immediately exercisable and will expire four years from the date of issuance. The warrant exercise price of $3.77 per share represents a 15% premium to the two-day volume-weighted average price of Ribbon’s common stock for March 27 and 28, 2023.

B. Riley Securities acted as sole placement agent in connection with the private placement and JMP Securities, a Citizens Company, served as financial advisor to Ribbon.

With the closing of the private placement and the completion of the amendment to the senior secured credit agreement, Ribbon expects to file its Annual Report on Form 10-K for the year ended December 31, 2022 on March 31, 2023.

The securities were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (“Securities Act”), and have not been registered under the Securities Act, or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

About Ribbon Communications

Ribbon Communications Inc. (Nasdaq: RBBN) delivers communications software, IP and optical networking solutions to service providers, enterprises and critical infrastructure sectors globally. We engage deeply with our customers, helping them modernize their networks for improved competitive positioning and business outcomes in today's smart, always-on and data-hungry world. Our innovative, end-to-end solutions portfolio delivers unparalleled scale, performance, and agility, including core to edge software-centric solutions, cloud-native offers, leading-edge security and analytics tools, along with IP and optical networking solutions for 5G. We maintain a keen focus on our commitments to Environmental, Social and Governance (ESG) matters, offering an annual Sustainability Report to our stakeholders. To learn more about Ribbon visit rbbn.com.

Important Information Regarding Forward-Looking Statements

The information in this press release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, which are subject to a number of risks and uncertainties. All statements other than statements of historical facts contained in this release, including without limitation statements regarding the balance sheet flexibility afforded by the private placement financing and the expected filing date of Ribbon’s Form 10-K, are forward-looking statements. Without limiting the foregoing, the words "believes", "estimates", "expects", "expectations", "intends", "may", "plans", "projects" and other similar language, are intended to identify forward-looking statements. For further information regarding risks and uncertainties associated with Ribbon Communications' business, please refer to the "Risk Factors" section of Ribbon Communications' most recent Annual Report for the year ended December 31, 2021 filed with the SEC. Any forward-looking statements represent Ribbon Communications' views only as of the date on which such statement is made and should not be relied upon as representing Ribbon Communications' views as of any subsequent date. While Ribbon Communications may elect to update forward-looking statements at some point, Ribbon Communications specifically disclaims any obligation to do so.

Investor Contact

+1 (978) 614-8050

ir@rbbn.com

Media Contact

Catherine Berthier

+1 (646) 741-1974

cberthier@rbbn.com